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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                          ___________________________


                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of report (Date of earliest event reported)  March 30, 2000
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                            RMH Teleservices, Inc.
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            (Exact Name of Registrant as specified in its charter)


     Pennsylvania                      0-21333                  23-2250564
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(State or other jurisdiction         (Commission              (IRS Employer
    of incorporation)                File Number)          Identification No.)


     40 Morris Avenue, Bryn Mawr, PA                            19010
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(Address of Principal Executive Offices)                        (Zip Code)


Registrant's telephone number, including area code  (610) 520-5300
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________________________________________________________________________________
         (Former Name or Former Address, if Changed Since Last Report)
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                   INFORMATION TO BE INCLUDED IN THIS REPORT

Item 1.   Changes in Control of Registrant

          (a)(1) On March 30, 2000, R-T Investors, LLC, a Nevada limited liability company ("R-T Investors"), became the owner of approximately 49% of the issued and outstanding shares of the Common Stock of the Registrant
(the "Shares") pursuant to two separate agreements with certain shareholders of the Registrant, as described below.

          The agreement (the "Option Agreement") by and between R-T Investors and Advanta Partners LP, a Pennsylvania limited liability partnership ("Advanta Partners"), was signed by the parties on February 22, 2000, and amended on March 15, 2000, and provided R-T Investors with the option to purchase all 2,658,456 Shares held by Advanta Partners at an exercise price of $7.00 per Share. Pursuant to the Option Agreement, R-T Investors paid Advanta Partners a $1 million option fee. On March 8, 2000, R-T Investors exercised its option to purchase 398,000 Shares held by Advanta Partners, following the satisfaction of certain conditions included in the Option Agreement. On March 28, 2000, R-T Investors exercised its option to purchase the remaining 2,260,456 Shares held by Advanta Partners.

          The agreement (the "Hansell Agreement") by and between R-T Investors and Raymond J. Hansell and MarySue Lucci Hansell (the "Hansells"), was signed by the parties on March 1, 2000 and provided for the purchase of 1,416,000
Shares held by the Hansells at $7.37 per Share. The purchase of the Hansell Shares by R-T Investors occurred on March 30, 2000.

          A copy of the press release issued by the Registrant in connection with the purchase of the Advanta Partners Shares and the Hansell Shares is filed herewith as Exhibit 99.1.

          (a)(2) In connection with the purchase of the Advanta Partners Shares and the Hansell Shares, R-T Investors entered into a Shareholder Agreement with the Registrant, dated March 28, 2000 (the "Shareholder Agreement"), which includes a provision relating to the appointment of Directors and certain restrictions on business combinations by or involving R-T Investors and the Registrant. The terms of the Shareholder Agreement are incorporated by reference herein, a copy of which is filed herewith as Exhibit 4.

     In the Shareholder Agreement, the Registrant has agreed to cause two persons designated by R-T Investors and reasonably acceptable to the Board of Directors of Registrant to be elected to the Board of Directors of Registrant upon the resignation of two Directors after the purchase by R-T Investors of all the Shares held by Advanta Partners. R-T Investors and the Registrant have agreed that after the closing, and in addition to the two nominees of R-T Investors, the Board of Directors of Registrant would consist of the Chief Executive Officer of the Registrant and at least three independent directors. The agreements concerning election of directors terminates if the voting power of securities beneficially owned by R-T Investors (including affiliates) becomes less than 15% of the voting power in respect of the general election of directors of the Registrant.

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     The Shareholder Agreement further provides that R-T Investors (including affiliates) will not directly or through affiliates consummate any tender offer, exchange offer, merger or other business combination, recapitalization or similar transaction involving the Registrant or any of its subsidiaries unless approved by (i) a majority of members of a special committee consisting of all of the independent directors and (ii) a majority of the Shares not owned by R-T Investors or its affiliates (the "Unaffiliated Shares") or, in the case of a tender offer or exchange offer, the offer has a minimum condition that a majority of the Unaffiliated Shares shall have been validly tendered and not withdrawn and the offer provides that it will be extended for 10 business days after R-T Investors has publicly announced that such minimum condition has been satisfied. In the event of a takeover proposal initiated by a third party and recommended by the Registrant's Board of Directors, R-T Investors agreed that R-T Investors (including affiliates) would vote whatever Shares it owns in excess of 32% of the voting power (measured by votes entitled to be cast on such matter) in the same proportion (either for or against) as the Unaffiliated Shares are voted.

     (b) There are no other arrangements relating to the above-described transactions which may at a subsequent date result in a change of control of the Registrant.

Item 5.   Other Events

     On March 30, 2000, certain officers of the Registrant purchased in the aggregate 126,315 Shares from Glengar Investments International Limited pursuant to an agreement dated February 17, 2000. A copy of the press release issued by the Registrant in connection with the purchase of 101,315 Shares by John A. Fellows, Chief Executive Officer, 15,000 Shares by Robert Berwanger, Executive Vice President and Chief Operating Officer, and 10,000 Shares by Noah Asher, Chief Financial Officer, is filed herewith as Exhibit 99.2.

     Mitchell L. Hollin and Gary H. Neems resigned their positions on the Board of Directors of the Registrant, effective April 7, 2000 and April 4, 2000, respectively.
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                                  Signatures
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   RMH TELESERVICES, INC.



Dated: April 13, 2000                    By: /s/ John A. Fellows
                                             -----------------------------
                                             John A. Fellows
                                             Chief Executive Officer
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                               Index to Exhibits
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No.            Description
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4              Shareholder Agreement between RMH Teleservices, Inc. and R-T
               Investors, LLC, dated March 28, 2000

99.1           Press Release, dated March 30, 2000

99.2           Press Release, dated March 31, 2000